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                                                                     Exhibit 5.2

                                    C/255/72

                      Tel Aviv, Wednesday, January 05, 2000

Commtouch Software Ltd.
6 Hazoran Street
Poleg Industrial Park, P.O. Box 8511
Netanya 42504
Israel

Ladies and Gentlemen:

        We refer to the registration statement on Form F-1, Registration No. 333-89773 (the "Registration Statement"), initially filed by Commtouch Software Ltd. (the "Company") on October 25, 1999 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offering by the Selling Securityholders described in the Registration Statement of (i) up to 1,344,086 Ordinary Shares, nominal value NIS 0.05 per share, of the Company that are held by certain of the Selling Securityholders (the "Issued Shares"), (ii) a warrant issued by the Company to purchase 1,136,000 Ordinary Shares, nominal value NIS 0.05 per share, of the Company (the "Warrant"), (iii) up to 1,136,000 Ordinary Shares, nominal value NIS 0.05 per share, of the Company, that may be issued to one of the Selling Securityholders upon the exercise of the Warrant (the "Warrant Shares"), and
(iv) up to 707,965 Ordinary Shares, nominal value NIS 0.05 per share, of the Company that are held by one of the Selling Securityholders (the "Additional Issued Shares" and, together with the Issued Shares and the Warrant Shares, the "Shares").

        As special Israeli counsel to the Company in connection with the offering of the Shares and the Warrant pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.


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        Upon the basis of such examination, we are of the opinion that:

               1. The Issued Shares and Additional Issued Shares to be sold by the Selling Securityholders are legally and validly issued, fully paid and non-assessable; and

               2. The Warrant Shares to be sold by one of the Selling Securityholders are duly and validly authorized and, when issued and sold by the Company upon exercise of, and in the manner contemplated by, the Warrant and upon receipt by the Company of payment therefor as provided in the Warrant, will be legally and validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.

                                Very truly yours,

                                /s/Naschitz, Brandes & Co.
                                Naschitz, Brandes & Co.